The Northern Trust Company 333 S. Wabash Ave., WB-31 Chicago, IL 60604

NORTHERN TRUST

IRREVOCABLE LETTER OF CREDIT

Letter of Credit No. SLC304802 Date oflssue: July 26, 2023

ISSUING BANK:

THE NORTHERN TRUST COMPANY

333 South Wabash Avenue Chicago, Illinois 60604

Attn: Letters of Credit Department 31st Floor

Phone Number(s): (312) 444-3462 or (312) 557-0401

BENEFICIARY:

GREAT MIDWEST INSURANCE COMPANY

401 Edgewater Place, Suite 125/130 Wakefield, MA 01880

Attention: Surety Bond Department

APPLICANT:

OUTDOORS ONLINE, LLC

1100 Circle 75 Parkway SE, Suite 1300

Atlanta, GA 30339-3093

We hereby establish our Irrevocable Letter of Credit in your favor and authorize you to draw on us, up to the aggregate amount of $1,550,000.00 (One Million Five Hundred Fifty Thousand and 00/100 U.S. Dollars), and we engage with you that all drafts drawn under and in compliance with the terms of this Letter of Credit will be fully and promptly honored by us if presented at this office on or before July 26, 2024 or any extended date provided:

1.
This Letter of Credit shall be automatically extended for additional periods of one year from the present or each future expiration date unless we have notified you in writing, not less than sixty (60) days before such date, that we elect not to renew this Letter of Credit. Our notice of such election shall be sent by receipted overnight courier to the above address, attention "Surety Bond Department''.
2.
Any draft(s) drawn by you under this Letter of Credit shall be accompanied by your written certification that you, as Surety, have executed or procured the execution of bond(s), undertaking(s), agreement(s) of indemnity, or other instrument(s) of suretyship on behalf of Outdoors Online, LLC or any of its affiliates or subsidiaries, heirs, successors and/or assigns, and that either of the following alternatives exists: (a) Claim(s) have been or may be made thereunder and that in your sole judgment as Surety the funds represented by your draft(s) are required for your protection and for the protection of your Co-Surety(ies) and Reinsurer(s) if any; (b) Our notice of election not to renew has been received and that you have not been released from liability under the bond(s), undertaking(s), agreement(s), or instruments aforesaid and the proceeds of your draft(s) will be held by you as collateral against loss, cost or expense including satisfaction of any and all unpaid premium(s) thereunder.
3.
Partial draws on this Letter of Credit are permitted. Our obligation under this Letter of Credit is our individual obligation, in no way contingent upon reimbursement with respect thereto, or upon our ability to perfect any lien or security interest.

NTAC:3NS-20

The Northern Trust Company 333 S. Wabash Ave., WB-31 Chicago, IL 60604

NORTHERN TRUST

Letter of Credit No. SLC304802 (Continued)

4.
We hereby represent and affirm that the execution of this Letter of Credit will not constitute a violation of any law or regulation which may limit the amount of credit which can be extended by this bank to any single borrower or customer.
5.
Your acceptance of this Letter of Credit will constitute your agreement to repay to us funds paid to you hereunder to the extent that such funds exceed the total of your loss, cost and expense (including unpaid premium(s) under the mentioned bond(s), undertaking(s), agreement(s), or instrument(s)).
6.
Unless otherwise expressly stated, this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits, 2007 Revision, International Chamber of Commerce Publication No. 600.

Sincerely,

The Northern Trust Company

By: h---

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P rint N ar' ce D. Lowe

Print Title: Vice President

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NTAC:3NS-20